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                                                  Exhibit 99.1 Redemption Notice


                             NOTICE OF REDEMPTION
                                      OF
           9.75% SENIOR REDEEMABLE DISCOUNT NOTES DUE AUGUST 15, 2004
                             (CUSIP NO. 65332 V AB4)

To the Holders of Record of
9.75% Senior Redeemable Discount Notes due August 15, 2004 of Nextel Communications, Inc.:

     NOTICE IS HEREBY GIVEN that, pursuant to the terms of the Indenture, dated as of February 15, 1994, between Nextel Communications, Inc. (the "Company") and The Bank of New York, as trustee (the "Trustee"), as amended (the "Indenture"), the Company has elected to redeem the entire outstanding aggregate amount of its 9.75% Senior Redeemable Discount Notes due August 15, 2004 (the "Securities").

     The date fixed for redemption is February 15, 2000 (the "Redemption Date"). On the Redemption Date, the Securities will become due and payable at a redemption price equal to 103.25% of the principal amount thereof, plus accrued interest thereon to the Redemption Date (the "Redemption Price"). From and after the Redemption Date, the Securities will cease to bear interest unless the Company defaults in the payment of the Redemption Price and any accrued interest, in which case the principal and premium, if any, shall until paid, bear interest from the Redemption Date at the rate prescribed therefor in the Security. Upon surrender of any Security for redemption as provided below, the Company will make payment to the holder of the Security at the Redemption Price.

     To receive payment of the Redemption Price for the Securities held by you, you must surrender your Securities to the Trustee at the following address:

  BY MAIL                          BY OVERNIGHT MAIL       BY HAND
The Bank of New York             The Bank of New York    The Bank of New York
P.O. Box 11265                   101 Barclay Street      101 Barclay Street
Church Street Station            Bond Redemption Unit    Bond Redemption Unit
Fiscal Agencies Dept. 101B 7E    Lobby Level             Lobby Level
New York, NY 10286               New York, NY 10286      New York, NY 10286

     The method of delivery of the Securities to the Trustee is at your option and risk, but, if mail is used, registered mail is suggested. Payment of the Redemption Price will be remitted promptly following the Redemption Date and the receipt of the Securities by the Trustee.

     Under U.S. federal tax laws, paying agents making payment of interest or principal on corporate securities may be obligated to withhold a 31% tax from remittances to individuals who have failed to furnish the paying agent with a valid taxpayer identification number. Holders of the Securities who wish to avoid the application of these provisions should submit taxpayer identification numbers to the Trustee using Form W-9 when presenting Securities for payment.

     Holders of the Securities who have questions or who wish to discuss the redemption may contact The Bank of New York, 101 Barclay Street (21 West), Corporate Trust Administration - Michele Russo, New York, New York 10286, (212) 815-5763.

                                          NEXTEL COMMUNICATIONS, INC.

December 22, 1999